Exhibit 10.21

AMENDMENT TO THE

FARO TECHNOLOGIES, INC.

CHANGE IN CONTROL SEVERANCE POLICY

THIS AMENDMENT (this “Amendment”) to the Change in Control Severance Policy (the “Policy”) is made and entered into this 14th day of December, 2010, by FARO Technologies, Inc.

1. The Policy is hereby amended by deleting Section 4 of the Agreement in its entirety and replacing it with the following:

“4. Payments Upon Termination of Employment. If during the Termination Period the employment of the Participant is terminated pursuant to a Qualifying Termination, then, subject to the Participant’s execution of a Separation Agreement and Release in the form attached to this Policy as Exhibit A (the “Separation Agreement and Release”), the Company shall provide to the Participant:

a. within ninety (90) days following the Participant’s Separation from Service, a lump sum cash payment equal to the sum of the Participant’s Base Salary plus the Bonus Amount; and

b. within ninety (90) days following the Participant’s Separation from Service, a cash payment equal to the Participant’s Bonus Amount multiplied by a fraction the numerator of which shall be the number of days the Participant was employed by the Company during the fiscal year in which the Date of Termination occurred and the denominator of which shall be 365 (but only to the extent that the Participant’s Annual Performance Bonus for the fiscal year in which the Participant’s Date of Termination occurs has not previously been paid); and

c. for 12 months following the Date of Termination, group medical and life insurance coverage to the Participant (and his eligible dependents), under the terms prevailing at the time immediately preceding the Date of Termination, the Company shall continue to pay the entire amount of such premiums (and increases therein, if any) to the same extent as the Company pays for such coverage for similarly situated executives who are employed by the Company, provided that to the extent that any plan does not permit continuation of the Participant’s or his eligible dependents’ participation throughout such period, the Company shall provide the Participant, no less frequently than quarterly in advance, with an amount, on an after-tax basis, equal to the Company’s cost of providing such benefits and, provided, further, that at the end of the foregoing period, the Participant shall be entitled to the continuation of health benefits under the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”); and

d. to the extent provided in Appendix A, if the Participant is subject to the excise tax imposed under Section 4999 of the Code, a gross-up payment in accordance with the provisions of Appendix A.”

2. The Policy is hereby amended by adding the following new Section 22 to the Agreement:

“22. Code Section 409A.

a. This Policy shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements Code Section 409A and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder (and any applicable transition relief under Code Section 409A). Nevertheless, the tax treatment of the benefits provided under the Agreement is not warranted or guaranteed.

b. Whenever in this Agreement a payment or benefit is conditioned on the Participant’s execution and non-revocation of the Separation Agreement and Release, such Separation Agreement and Release must be executed and all applicable revocation periods shall have expired within sixty (60) days after the date of the Participant’s Separation from Service; failing which such payment or benefit shall be forfeited. Any payments or benefits (including any installment payments) that would have otherwise been payable during such 60-day period shall be accumulated and paid on the 60th day after the Participant’s Separation from Service, provided such Separation Agreement and Release shall have been executed and applicable revocation periods shall have expired.

c. The Participant’s rights to payment or reimbursement of expenses pursuant to Section 7 or Section 3 of Appendix A shall be for the duration of the Executive’s lifetime. No right of to reimbursement of such expenses shall be subject to liquidation or exchange for another benefit.”

3. The Policy is hereby amended by deleting the second paragraph of Section 1 of Appendix A in its entirety and replacing it with the following:

“Notwithstanding the foregoing provisions of this Appendix A, if it shall be determined that the Participant is entitled to a Reimbursement Payment, but that the Payments would not be subject to the Excise Tax if the Payments were reduced by an amount that is no more than 10% of the portion of the Payments that would be treated as “parachute payments” under Section 280G of the Code, then the amounts payable to the Participant under this Policy shall be reduced (but not below zero) to the maximum amount that could be paid to the Participant without giving rise to the Excise Tax (the “Safe Harbor Cap”), and no Reimbursement Payment shall be made to the Participant. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing first the payments under Section 4(a). For purposes of reducing the Payments to the Safe Harbor Cap, only amounts payable under this Policy (and no other Payments) shall be reduced. If the reduction of the amounts payable hereunder would not result in a reduction of the Payments to the Safe Harbor Cap, no amounts payable under this Policy shall be reduced pursuant to this provision.”

4. The Policy is hereby amended by deleting Section 3 of Appendix A in its entirety and replacing it with the following:

“3. The Reimbursement Payment under this Appendix A with respect to any Payments shall be made at the same time as the payments described in Section 4 of the Policy are made; provided that if prior to such time the Participant remits the Excise Tax to the taxing authorities, then the Company shall promptly (but in no event later than the end of the calendar year following the calendar year in which the Participant remits the Excise Tax) pay the Reimbursement Payment with respect to such Excise Tax to the Participant (except that the Reimbursement Payment shall be determined based on the actual tax liability of the Participant). If the Accounting Firm determines that no Excise Tax is payable by a Participant, it shall furnish the Participant with a written opinion to such effect, and to the effect that failure to report the Excise Tax, if any, on the Participant’s applicable federal income tax return will not result in the imposition of a negligence or similar penalty. In the event the Accounting Firm determines that the Payments shall be reduced to the Safe Harbor Cap, it shall furnish the Participant with a written opinion to such effect. The Determination by the Accounting Firm shall be binding upon the Company and the Participant.

As a result of the uncertainty in the application of Section 4999 of the Code at the time of the Determination, it is possible that Reimbursement Payments which will not have been made by the Company should have been made (“Underpayment”) or Reimbursement Payments are made by the Company which should not have been made (“Overpayment”), consistent with the calculations required to be made hereunder. In the event the amount of the Reimbursement Payment is less than the amount necessary to reimburse the Participant for the Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) shall be paid by the Company to or for the benefit of the Participant promptly (but in no event later than the end of the calendar year following the year in which the Participant remits the taxes) following the date the Participant remits any taxes related to such Underpayment to the taxing authorities. In the event the amount of the Reimbursement Payment exceeds the amount necessary to reimburse the Participant for the Excise Tax, the Accounting Firm shall determine the amount of the Overpayment that has been made and any such Overpayment (together with interest at the rate provided in Section 1274(b)(2) of the Code) shall be promptly paid by the Participant (to the extent the Participant has received a refund if the applicable Excise Tax has been paid to the Internal Revenue Service) to or for the benefit of the Company. The Participant shall cooperate, to the extent his expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contests or disputes with the Internal Revenue Service in connection with the Excise Tax. In the event that the Company makes a Reimbursement Payment to the Participant and subsequently the Company determines that the value of any accelerated vesting of stock options held by the Participant shall be redetermined within the context of Treasury Regulation §1.280G-1 Q/A 33 (the “Option Redetermination”), the Participant shall (i) file with the Internal Revenue Service an amended federal income tax return that claims a refund of the overpayment of the Excise Tax attributable to such Option Redetermination and (ii) promptly pay the refunded Excise Tax to the Company; provided that the Company shall pay all reasonable professional fees incurred in the preparation of the Participant’s amended federal income tax return (with such payment to be made no later than the end of the calendar year following the year in which the professional fees are incurred). If the Option Redetermination occurs in the same year that the Reimbursement Payment is included in the Participant’s taxable income, then in addition to returning the refund to the Company, the Participant will also promptly return to the Company any tax benefit realized by the return of such refund and the return of the additional tax benefit payment (all determinations pursuant to this sentence shall be made by the Accounting Firm). In the event that amounts payable to the Participant under this Policy were reduced pursuant to the second paragraph of Paragraph (1) and subsequently the Participant determines there has been an Option Redetermination that reduces the value of the Payments attributable to such options, the Company shall promptly pay to the Participant any amounts payable under this Policy that were not previously paid solely as a result of the second paragraph of Paragraph (1) up to the Safe Harbor Cap.”

5. Except as expressly amended hereby, the terms of the Policy shall be and remain unchanged and the Policy as amended hereby shall remain in full force and effect.

IN WITNESS WHEREOF, FARO Technologies, Inc. has caused this Amendment to be executed by its duly authorized representative as of the day and year first above written.

FARO TECHNOLOGIES, INC.

By:	/s/ Jay Freeland
Name:	Jay Freeland
Title:	President and CEO